EXHIBIT 99.1

For immediate release:

American Noble Gas Acquires Interests in Oil and Gas Leases in Southern Kansas Near the Oklahoma Border

Acquisition Includes Approximately 130 Oil and Gas Wells Currently Producing Approximately 100 Barrels of Oil and 1.5 Million Cubic Feet of Natural Gas Per Day

Lenexa, KS | May 19, 2022 (GLOBE NEWSWIRE) – American Noble Gas In. (OTC-QB: IFNY) (“AMGAS” or the “Company”) is pleased to announce that it has acquired a 60.7143% in GMDOC, LLC, a Kansas limited liability company (“GMDOC”), which has previously acquired working interests in certain oil and gas leases (the “GMDOC Leases”) from Castelli Energy, L.L.C, an Oklahoma limited liability company (“Castelli”). The GMDOC Leases cover approximately 10,000 acres located in Southern Kansas near the Oklahoma border. The GMDOC Leases currently produce approximately 100 barrels of oil per day and 1.5 million cubic feet of natural gas per day on a gross basis.

On May 3, 2022, AMGAS entered into the operating agreement of GMDOC (the “Operating Agreement”), pursuant to which the Company acquired 17 (or 60.7143%) of 28 limited liability membership interests (the “Interests”) in GMDOC, for an aggregate purchase price of $4,037,500, and was subsequently admitted as a member of GMDOC.

GMDOC had acquired 70% of the working interests in the GMDOC Leases from Castelli. GMDOC is managed by two other members – Darrah Oil Company, LLC, a Kansas limited liability company, and Grand Mesa Operating Company, a Kansas corporation (the “Managing Members”) – each of which also serve as the operating companies under the GMDOC Leases.

Pursuant to the terms of the Operating Agreement, each member agreed to pay GMDOC, as its capital contribution, $50,000 in cash per Interest, with the remainder to be financed by a loan to GMDOC from a bank, secured by GMDOC’s oil & gas lease properties, in the aggregate amount of $6,045,000. The principal of the bank loan is to be repaid in 84 varying monthly installments starting July 1, 2022, ranging from $170,000 at the beginning to $40,500 at the end of the loan term. The bank loan bears a variable interest beginning with an initial rate of 6% per annum with one rate adjustment after 36 months subject to a 6% minimum interest rate. Initial working capital was financed, in part, by a loan to GMDOC from a Managing Member, in the maximum aggregate amount of $400,000, which is to be repaid over 12 months and bears interest at a rate of 6% per annum.

With respect to its cash capital contribution, the Company paid a non-refundable cash deposit for the Interests in the amount of $50,000 on May 3, 2022 and paid the remainder of the cash contribution for the Interests, or $800,000, on May 16, 2022. The remainder of the Company’s capital contribution, or $3,187,500, was financed by the bank loan.

The Company funded the cash contribution through the issuance of 8% Senior Unsecured Convertible Promissory Notes due June 29, 2022 to two institutional investors. The Company issued a total of 425,000 shares of common stock to these two institutional investors as additional consideration for such notes.

Management commentary:

Stanton E. Ross, Chairman and Chief Executive Officer of AMGAS stated that “We are very pleased to be on a team with Darrah Oil Company, LLC and Grand Mesa Operating Company who are well-known industry leaders, especially in Kansas and Oklahoma where these oil and gas leases are located. The underlying leases are currently producing positive cash flows and also contain substantial future development opportunities. I think it is very telling that a commercial bank was willing to provide long-term debt financing for a substantial portion of the overall capital contribution of GMDOC. We are very happy with our ownership position in such a prolific package of oil and gas leases and will continue to look for similar opportunities,” added Mr. Ross. Concluded Mr. Ross: “In addition to our commitment to the region and our long-term objective to develop noble gasses, this partnership will produce immediate revenue and results to our stockholders.”

Will Darrah third-generation oil and gas producer and manager of Darrah Oil stated that “At Darrah Oil, we pride ourselves on advancing energy and we believe natural gas is a crucial fuel of the future. We are impressed with American Noble Gas’s team and are excited to be working with them on this project that we believe provides good existing cash flow with internal upside potential.”

About American Noble Gas, Inc.:

In April 2022, AMGAS acquired participation right in a certain farmout agreement (the “Farmout Agreement”) to explore and develop natural gas, helium and brine minerals inside the Hugoton Gas Field in Haskell and Finney Counties, Kansas. AMGAS has a 40% interest in the Farmout Agreement which covers drilling and completion of up to 50 wells. The initial exploratory well was spud in May 2022 and is currently scheduled to be completed in June 2022. The initial exploratory well revealed encouraging results for natural gas and helium reserves.

In April 2021, AMGAS acquired the production and mineral rights/leasehold for oil and gas properties of approximately 11,000 acres in the Otis/Albert Field located on the Central Kansas Uplift. Prior to this acquisition, AMGAS had been involved in oil and gas exploration, development and production of natural gas and oil in Texas and the Rocky Mountain region of the United States and it was an oil field service company located in Eastern Kansas, Northern Oklahoma, Colorado and Wyoming prior to December 2012. AMGAS was founded in 1987, is headquartered in Lenexa, Kansas and its common stock is listed on the OTC-QB under the symbol “IFNY”. The Company’s financial statements and additional information are available on the Internet at www.otcmarkets.com and on the SEC’s Website at www.sec.gov.

Forward-Looking Statement:

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include the following: whether the Company will be successful in exploring for noble gases including developing commercially efficient production of its noble gas reserves, developing the oil & gas reserves of the GMDOC Leases; whether the Company will be successful in workover/stimulation activities of existing producing oil & gas wells that result in increased production of the GMDOC Leases; whether the Company will be able to execute its exploration and development plans for the GMDOC Leases, including obtaining the required financing; whether the required financing for the exploration & development of the GMDOC Leases can be obtained on terms favorable to the Company and its shareholders; the quantity of hydrocarbons beneath the GMDOC Leases and whether they can be economically extracted; the accuracy of the consultants’ preliminary analysis and estimate of the recoverable oil & gas reserves (including noble gas reserves) on the GMDOC Leases and their underlying assumptions; whether or to what extent the relevant geological zone contains hydrocarbons and/or noble gas; the inability to predict, in advance of drilling and testing, whether any particular prospect will yield oil or gas in sufficient quantities to recover drilling and/or completion costs or to be economically viable; the fact that the process of estimating the quantity of oil and gas in a prospect is complex, requiring the interpretation of available technical data and many assumptions; the potential for significant inaccuracies in such interpretations and assumptions that could materially affect the Company’s estimates or those of its consultants; the necessity for estimates to be based upon available geological, geophysical and engineering data that can vary in quality and reliability; the inherent lack of precision in estimates involving the quantity of oil and noble gases in the development project in Kansas as a result of the foregoing; whether the Company will be successful in exploring for the existence of mineral reserves other than oil & gas in commercial quantities including the development of the underlying reserves of such reserves and its ability to find a qualified partner, if necessary, with whom to pursue its exploration and development program on terms and conditions acceptable to the Company; the Company’s ability to extract oil and gas from the GMDOC Leases and the costs and technical and other challenges of extracting oil from the GMDOC Leases; variations in the prices of oil and gas, unexpected negative geological variances, governmental uncertainties in Kansas; operating risks, delays and problems, the availability of services on acceptable terms, the results of drilling and completions; changes United States regulation respecting oil and gas; actions by creditors with respect to debt or other financial obligations of the Company; and its ability to resolve its liquidity and capital requirements. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2021 and its Form 10-Q for the three months ended March 31, 2022 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at 816-955-0532